EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                                                           FOR RELEASE  January 6, 2009

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES STRONG HOLIDAY SALES
UPDATES FOURTH QUARTER PERFORMANCE

St. Louis, MO, January 6, 2009 – CPI Corp. (NYSE-CPY) today announced its fourth quarter-to-date sales comparisons for the eight weeks ended January 3, 2009 compared to the eight weeks ended January 5, 2008.  Total reported net sales for the eight-week period ended January 3, 2009 represent an approximate 6% decrease versus the comparable eight-week period of fiscal 2007, which ended on January 5, 2008.

Net sales and sittings at Sears Portrait Studios (“SPS”) for the first eight weeks of the fourth quarter declined by 14% and 2%, respectively, while net sales in the Company’s PictureMe Portrait Studios (“PMPS”) in Wal-Mart Stores increased by 4% and sittings decreased by 9%.  Currency translation effects related to Canada and Mexico significantly negatively impacted the results.  Excluding these effects, SPS net sales decreased 13% and PMPS net sales increased 8%, and overall Company net sales decreased 4%.  The improved trends from those reported in the third quarter earnings release on December 17 are due to a strong finish to the holiday period with the last three weeks of sales increasing 19%.

Renato Cataldo, Chief Executive Officer and President, commented, “We are pleased to report today a strong finish to the holiday selling season which benefited from improved order fulfillment lead times and the successful digital conversion of the PictureMe Portrait Studio chain.  We are also very pleased with our performance on new customer acquisition, loyalty plan selling and customer service scores which all contributed to a significant leveling of sitting volumes in the midst of a very difficult economic environment.”

Continuing, Cataldo said, “With the digital upgrade and integration of PictureMe substantially complete and a new six-year deal signed with Sears, we enter 2009 well positioned to deliver solid results for our customers, retailer partners and shareholders alike.  We expect our enhanced sales, labor and manufacturing productivity, substantial integration-related cost reductions, and modest ongoing capital requirements to translate into strong cash flow for the foreseeable future.”  The Company presently expects capital expenditures in 2009 to be between $4 million and $6 million.

The Company’s disclosure of 2008 holiday sales continues a practice commenced following the 2004 holiday season in recognition of the importance of holiday sales to the Company’s annual performance.  Final results for the Company’s fiscal year 2008, which ends February 7, 2009, are anticipated to be reported in early April 2009.

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About CPI Corp.
CPI is the leading portrait studio operator in North America offering photography services in approximately 3,062 locations in the United States, Puerto Rico, Canada and Mexico, principally in Sears and Wal-Mart stores.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company tries to identify forward-looking statements by using words such as "preliminary," "plan," "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend," and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears and Wal-Mart, the approval of the Company’s business practices and operations by Sears and Wal-Mart, the termination, breach or increase of the Company's expenses by Sears under the license agreements, or Wal-Mart under the lease agreements, customer demand for the Company's products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, increased debt level due to the acquisition of assets from Portrait Corporation of America, Inc ("PCA"), implementation of marketing and operating strategies, and other risks as may be described in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 2, 2008.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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